Kulicke & Soffa Industries Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA
215-784-6000 phone 215-659-7588 fax www.kns.com

Kulicke & Soffa Prices Common Stock Offering

Fort Washington, PA – August 5, 2009 – Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC) (the “Company”) announced today that it has priced an underwritten public offering of 7.0 million newly issued shares of its common stock at a public offering price of $5.00 per share.  Jefferies & Company, Inc. is the sole underwriter for this offering.  The Company has granted the underwriter a 30-day option to purchase up to 1.0 million additional shares to cover over-allotments, if any.  The offering is expected to close on August 11, 2009, subject to customary closing conditions.  The Company intends to use the net proceeds from the offering to fund working capital requirements and for general corporate purposes.

The shares will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on July 23, 2009.  A copy of the preliminary prospectus supplement and related base prospectus for the offering has been filed with the SEC and is available on the SEC’s website, www.sec.gov.  Alternatively, the underwriter will arrange to send you the preliminary prospectus supplement and related base prospectus if you request them by contacting Jefferies & Company, Inc. at 520 Madison Avenue, New York, NY 10022.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security of the Company, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful.  The offering may be made only be means of a prospectus supplement and related base prospectus.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) designs and manufactures semiconductor assembly equipment.  In recent years, K&S has expanded its product offerings to include die and wedge bonders and a broader range of expendable tools to its core wire bonding products.  (www.kns.com)

Contacts:

Geoff Grande, CFA
FD
P: (617) 747-1721
F: (617) 747-1711
geoff.grande@fd.com

Tom Johnson
Director – Investor Relations & Corporate Communications
Kulicke & Soffa
P: (215) 784-6411
F: (215) 784-6167
tjohnson@kns.com
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